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                                                                      EXHIBIT 12

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                          FIRST UNION MANAGEMENT, INC.
                  STATEMENTS OF RATIOS OF COMBINED INCOME FROM
                           OPERATIONS AND COMBINED NET
                             INCOME TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

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

                                                                               YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------------------------------------
                                                            1996            1995            1994            1993            1992
                                                            ----            ----            ----            ----            ----

Income before capital gain or loss,
  extraordinary loss and cumulative
  effect of accounting change                              $4,422         $ 3,256         $ 6,485         $10,276         $12,657
Add fixed charges, exclusive of
  construction interest capitalized                        24,018          22,987          21,865          19,103          19,469
                                                           ------         -------         -------         -------         -------
Income from operations, as defined                         28,440          26,243          28,350          29,379          32,126
Capital gains                                                 ---          29,870             ---           4,948           5,775
Reduction for unrealized loss on
  carrying value of assets identified
  for disposition                                             ---         (14,000)            ---             ---             ---
                                                         --------        --------         -------         -------         -------
Net income, as defined                                   $ 28,440        $ 42,113         $28,350         $34,327         $37,901
                                                         ========        ========         =======         =======         =======
Fixed charges:
Interest
- Mortgage loans                                          $ 8,877         $ 7,670         $ 7,335         $ 5,777         $ 6,182
- Senior notes                                              9,090           9,305           9,305           5,779           4,199
- 10.25% debentures                                           ---             ---             ---           3,214           3,858
- Bank loans and other                                      5,459           5,422           4,640           3,747           4,694
- Capitalized interest                                        121             169             ---             ---             ---
Amortization of debt issue costs                              196             184             168             162             122
Rents (1)                                                     396             406             417             424             414
                                                          -------        --------         -------         -------         -------
Fixed charges, as defined                                 $24,139        $ 23,156         $21,865         $19,103         $19,469
                                                          =======        ========         =======         =======         =======
Preferred dividend accrued                                $   845        $    ---         $   ---         $   ---         $   ---
                                                          =======        ========         =======         =======         =======
Ratio of income from operations, as
  defined, to fixed charges                                  1.18            1.13            1.30            1.54            1.65
Ratio of net income, as defined,                          =======        ========         =======         =======         =======
  to fixed charges                                           1.18            1.82            1.30            1.80            1.95
                                                          =======        ========         =======         =======         =======
Ratio of net income from operations,
  as defined, to fixed charges and
  preferred dividend                                         1.14            1.82            1.30            1.80            1.95
                                                          =======        ========         =======         =======         =======

(1)  The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.

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